Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-153573 on Form S-8 of our report dated June 29, 2010, relating to the financial statements and financial statement schedule of the Huntington Investment and Tax Savings Plan appearing in this Annual Report on Form 11-K of the Huntington Investment and Tax Savings Plan for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 29, 2010